Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS NET INCOME FOR THE THIRD QUARTER OF 2026

DALTON, GEORGIA (November 12, 2026) -- The Dixie Group, Inc. (OTCQB: DXYN) today reported financial results for the quarter ended September 26, 2026.

Highlights of financial results in the third quarter of 2026 as compared to the results in the third quarter of 2025:

*Net sales rose 4.6% to $65.2 million, up from $62.4 million in the third quarter of 2025.
*Gross profit margin improved 180 basis points to 26.6%, from 24.8% a year ago, reflecting cost reductions and improved operating efficiencies.
*Operating income was $2.4 million, compared with an operating loss of $2.0 million in the previous year quarter, a $4.4 million improvement.
*Net income was $577,000, or $0.04 per diluted share, compared with a net loss of $4.1 million, or $(0.29) per diluted share, in the third quarter of 2025. Income from continuing operations was $0.05 per diluted share.
*The third quarter was the Company's third consecutive profitable quarter, bringing net income for the first nine months of 2026 to $2.8 million, or $0.18 per diluted share, compared with a net loss of $4.6 million, or $(0.32) per diluted share, in the prior-year period.
*
For the third quarter of 2026, the Company had net sales of $65,225,000 as compared to $62,379,000 in the same quarter of 2025, an increase of 4.6%. The Company had an operating income of $2,384,000 compared to an operating loss of $2,025,000 in the third quarter of 2025.

The net income from continuing operations in the third quarter of 2026 was $712,000 or $0.05 per diluted share. In 2025, the net loss from continuing operations for the third quarter was $3,998,000 or $0.28 per diluted share.

For the nine months ended September 26, 2026, net sales were $193,220,000 or 0.4% below the net sales for the nine-month period ended September 27, 2025 at $193,942,000. The operating income for the first nine months of 2026 was $8,742,000 compared to an operating income of $1,175,000 in the same period of the prior year.

The Company had a net income from continuing operations of $3,196,000 or $0.21 per diluted share for the nine months ended September 26, 2026 compared to a net loss from continuing operations of $4,325,000 or $0.30 per diluted share in the nine-month period ended September 27, 2025.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “We are pleased to report our third consecutive profitable quarter of 2026. Net sales increased 4.6% over the third quarter of last year, and we returned to operating income for the quarter compared to an operating loss in the prior year period. Gross profit margins improved to 26.6% from 24.8%, reflecting cost reductions and improved operating efficiencies in our operations.

During the third quarter, the flooring industry continued to experience sluggish conditions. The market faced headwinds from continued high interest rates, increasing inflation, and high oil and energy prices resulting from the war in Iran. In addition, the midterm election cycle added to consumer uncertainty and unease. Existing home sales, a strong indicator of demand in the residential replacement flooring segment, are trending at historic lows for the fourth consecutive year. As we continue to monitor these conditions, we remain committed to controlling costs and improving profitability through our Profit Improvement Plan.
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The Dixie Group Reports Third Quarter 2026 Results

November 12, 2026

For the third quarter, year over year, net sales of soft surfaces increased 7.1%, led by our DuraSilkSD polyester category and our EnVisionSD solution dyed nylon products. We introduced 14 new soft surface styles across a range of price points in the quarter. The new offerings included products in our Masland and Fabrica wool collections, four commercial patterns in our Masland Energy collection and several new Affordable Fashion styles in our DH Floors segment.

Our Fabrica wood program has been a positive part of our hard surface program with year over year growth of 15.3% in the third quarter. Also within our hard surface offerings, during the quarter, we introduced four new hard surface collections, including WPC, loose lay and high-end Fabrica wood. The introductions included our Chateau Accent collection, which features small planks for chevron, herringbone and parquet designs and is color-coordinated with our long-time best-selling Chateau collection.

While we do not anticipate meaningful interest rate relief in the near term, we believe there is significant pent-up demand in the housing market, driven by low housing availability and continued household formation. As we wait out the prolonged downturn in the housing market, we remain focused on introducing new products to the strongest parts of our markets and reducing expenses while continuing to provide beautiful quality products on a timely basis to our customers," Frierson concluded.

The gross profit margin for the third quarter of 2026 was 26.6% compared to 24.8% in the prior year. For the nine months ended September 2026, the gross profit margin was 29.4% compared to 27.0% in the first nine months of 2025.

The first nine months of 2026 included the benefit of the refund of IEEPA tariffs paid from February 1, 2025 to February 20, 2026. Adjusted for the out of period effect of this refund, the gross profit margin in the first nine months of 2026 would have been 28.2%. The Company has received payment of substantially all of the refund at quarter end.

Selling and administrative expenses were $14.6 million, or 22.4% of net sales, in the third quarter of 2026 compared with $16.4 million, or 26.2% of net sales, in the third quarter of 2025. The decrease was due to lower sample and marketing expenses, which included a favorable adjustment for the capitalization of display structures during 2026.

Receivables on our balance sheet increased by $5.3 million from the balance at fiscal year-end 2025 due to higher sales in the last month of the third quarter of 2026 as compared to the seasonally lower sales volume in the last month of the previous fiscal year. The third quarter 2026 net inventory value of $67.6 million was slightly higher than the 2025 fiscal year end value of $66.4 million.

Combined accounts payable and accrued expenses were $6.7 million greater at the 2026 third quarter end as compared to the 2025 year-end balance. Capital expenditures for the first nine months of 2026 were $247 thousand. Interest expense for the first nine months of 2026 was $5.8 million compared to $5.4 million in the first nine months of 2025. Our total debt on the balance sheet increased $0.5 million from fiscal year end driven by operating needs.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.

Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business.

Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports Third Quarter 2026 Results

November 12, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended			Nine Months Ended
	September 26, 2026		September 27, 2025	September 26, 2026	September 27, 2025

NET SALES	$65,225		$62,379	$193,220	$193,942
Cost of sales	47,868		46,900	136,342	141,545
GROSS PROFIT	17,357		15,479	56,878	52,397
Selling and administrative expenses	14,642		16,365	47,367	50,016
Other operating (income) expense, net	136		1,022	(38)	857
Facility consolidation and severance expenses, net	195		117	807	349
OPERATING INCOME (LOSS)	2,384		(2,025)	8,742	1,175
Interest expense	1,890		2,012	5,761	5,377
Other (income) expense, net	(146)		(16)	(233)	67
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES	640		(4,021)	3,214	(4,269)
Income tax provision (benefit)	(72)		(23)	18	56
INCOME (LOSS) FROM CONTINUING OPERATIONS	712		(3,998)	3,196	(4,325)
Loss from discontinued operations, net of tax	(135)		(79)	(380)	(289)
NET INCOME (LOSS)	$577		$(4,077)	$2,816	$(4,614)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.05		$(0.28)	$0.21	$(0.30)
Discontinued operations	(0.01)		(0.01)	(0.03)	(0.02)
Net income (loss)	$0.04		$(0.29)	$0.18	$(0.32)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.05		$(0.28)	$0.21	$(0.30)
Discontinued operations	(0.01)		(0.01)	(0.03)	(0.02)
Net income (loss)	$0.04		$(0.29)	$0.18	$(0.32)

Weighted-average shares outstanding:
Basic	14,632		14,528	14,594	14,464
Diluted	14,725	1	14,528	14,687	14,464

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The Dixie Group Reports Third Quarter 2026 Results

November 12, 2026

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 26, 2026	December 27, 2025
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,706	$3,204
Receivables, net of allowances for expected credit losses of $573 and $640	28,259	22,984
Receivables - tariff refunds	17	—
Inventories, net	67,593	66,370
Prepaid and other current assets	7,423	5,391
TOTAL CURRENT ASSETS	106,998	97,949

PROPERTY, PLANT AND EQUIPMENT, NET	25,774	29,154
OPERATING LEASE RIGHT-OF-USE ASSETS	22,456	23,649
RESTRICTED CASH	4,685	3,865
OTHER ASSETS	22,084	19,488
LONG-TERM ASSETS OF DISCONTINUING OPERATIONS	1,046	1,053
TOTAL ASSETS	$183,043	$175,158

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$27,469	$22,781
Accrued expenses	18,073	16,043
Current portion of long-term debt	58,894	56,642
Current portion of operating lease liabilities	5,365	4,553
Current liabilities of discontinued operations	1,223	1,073
TOTAL CURRENT LIABILITIES	111,024	101,092

LONG-TERM DEBT, NET	23,330	25,096
OPERATING LEASE LIABILITIES	18,244	20,200
OTHER LONG-TERM LIABILITIES	15,410	16,651
Long-Term Liabilities of Discontinued Operations	3,322	3,321
Stockholders' Equity	11,713	8,798
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$183,043	$175,158

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